Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-168310 and 333-190216 on Form S-3 and in Registration Statement Nos. 33-53235, 33-58909, 33-64077, 333-13605, 333-118207,
333-124537, 333- 140559, 333-140561, 333-140562, 333-173656, 333- 173657, 333-173658, 333-
176852 and 333-192988 on Form S-8 of our report dated February 21, 2013 (July 29, 2013 as to the effects of the discontinued operations described in Note 22), relating to the 2012 and 2011 financial statements and financial statement schedule of PPG Industries, Inc., appearing in this Annual Report on Form 10-K of PPG Industries, Inc. for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
February 20, 2014